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PRESS RELEASE

          OCEAN SHORE HOLDING CO. REPORTS 2004 AND 4TH QUARTER EARNINGS

         Ocean City, New Jersey - January 26, 2005 - Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1.3 million for the year ended December 31, 2004, as compared to $2.7 million for the year ended December 31, 2003. Net income for the quarter ended December 31, 2004 was a net loss of $756,000 as compared to net income of $732,000 for the quarter ended December 31, 2003. The net loss for the fourth quarter of 2004 and the reduced income for the fiscal year were due to the nonrecurring expense associated with the pretax $2.0 million contribution ($1.3 million after tax) to the newly formed Ocean City Home Charitable Foundation.

         Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of six full-service banking offices in southern New Jersey.

         On December 21, 2004, the Company completed its initial public offering, issuing a total of 8,762,742 shares of the Company's common stock, consisting of 4,761,000 shares to OC Financial MHC, the mutual holding company parent of the Company, 343,499 shares to the Bank's Employee Stock Ownership Plan, 166,492 shares to the Ocean City Home Charitable Foundation, and 3,491,751 shares to eligible depositors. The Company received $33 million of net proceeds in the offering.

         As part of the stock offering, the Company formed the Ocean City Home Charitable Foundation, which was funded with $335,000 and 166,492 shares of the Company's common stock. Ocean City Home Charitable Foundation will make grants and donations to non-profit and community groups and projects located within the Bank's market area. This stock and cash contribution was recorded as an expense of $2.0 million, or approximately $1.3 million after income taxes.

         "I am very pleased to report our earnings for 2004," said President and Chief Executive Officer Steven E. Brady. "Excluding the effects of our one-time contribution to the Ocean City Home Charitable Foundation, we generated strong returns in a challenging economic environment. With the aid of our recently completed public offering, we surpassed a half a billion in assets and positioned the Company for continued growth."



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SOLID GROWTH IN NET INTEREST INCOME AND OTHER INCOME

         Net interest income increased 6.6% for 2004 compared to 2003 and 4.9% for the fourth quarter of 2004 compared to the fourth quarter of 2003. For the full year, interest income increased 0.9% to $22.7 million while interest expense decreased 6.2% to $9.4 million. The slight growth in interest income was the result of growth in average interest-earning assets that was offset by a decline in the average yield. The growth in assets generally came in the loan portfolio, which experienced a decline in the average yield due to the prevailing low interest rate environment. Interest expense declined as higher cost deposits continued to roll off and the average balance of certificates of deposit declined. For the fourth quarter, interest income increased 5.7% to $5.9 million while interest expense increased 6.8% to $2.5 million.

         For 2004, other income increased 12.4% to $2.4 million. For the fourth quarter, other income increased 12.9% to $630,000. For both the year and the fourth quarter, the Company experienced increases in service charges and fees, loan servicing fees from the Company's loan modification program and increases in the surrender value of bank-owned life insurance. The Company did not record any gains or losses on the sale of loans or securities in 2004.

CONTRIBUTION TO FOUNDATION IMPACTS OTHER EXPENSES

         Other expenses totaled $11.0 million for 2004 and $3.0 million for the fourth quarter before the $2.0 million expense for the contribution to the charitable foundation. Salary and employee benefits expense increased over the prior year due primarily to regular salary increases. The Company also experienced increases in occupancy and equipment expense due to recent building renovations and increased data processing expenses due to an increase in deposit accounts.

TOTAL ASSETS GROW 10.2%

         Total assets grew 10.2% to $528.9 million at December 31, 2004. This growth was fueled by the recently completed stock offering and continued growth in deposits. Loans receivable grew 12.9% to $340.6 million at December 31, 2004. Mortgage loans increased 8.2%, commercial loans increased 20.4% and consumer loans increased 39.5%. Investment and mortgage-backed securities decreased 3.6% and 12.9%, respectively, as the Company invested excess liquidity in cash and cash equivalents.

         Deposits grew 6.4% in 2004 to $415.3 at December 31, 2004. The Company continued its focus on non-interest-bearing deposits, which increased 31.3% to $35.3 million. Federal Home Loan Bank advances and subordinated debt were unchanged from December 31, 2003, while other borrowings declined 35.7% to $22.8 million at December 31, 2004. Following the completion of the stock offering, the Company used a portion of the net proceeds to reduce securities sold under agreements to repurchase.

         Stockholders' equity increased $36.1 million, or 150.8%, to $60.1 million at December 31, 2004, primarily due to the net proceeds of the stock offering.

ASSET QUALITY REMAINS EXCELLENT

         The Company's asset quality remained excellent in 2004. Non-performing assets totaled only $4,000 at December 31, 2004, compared to $406,000 at December 31, 2003. Net charge-offs were $10,000 in 2004, compared to $19,000 in 2003. The allowance for loan losses was .43% of total loans at December 31, 2004 compared to .37% of total loans at the end of the previous year.


                                       2


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         This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

         The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.



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


SELECTED FINANCIAL CONDITION DATA

                                                                 DECEMBER 31,
                                                      ------------------------------------
                                                            2004               2003           % CHANGE
                                                      ------------------ ----------------- ------------------
                                                                (IN THOUSANDS)
Total assets.......................................          $528,850            $479,844            10.2%
Cash and cash equivalents..........................            47,649              28,759            65.7
Investment securities..............................            63,085              65,436            (3.6)
Mortgage-backed securities ........................            54,182              62,236           (12.9)
Loans receivable, net..............................           340,585             301,778            12.9
Deposits.                                                     415,328             390,274             6.4
FHLB advances......................................            10,000              10,000             0.0
Subordinated debt..................................            15,464              15,464             0.0
Other borrowings...................................            22,840              35,504           (35.7)
Stockholder equity.................................            60,119              23,975           150.8

SELECTED OPERATIONS DATA

                                            YEAR ENDED                                THREE MONTHS ENDED
                                           DECEMBER 31,                                   DECEMBER 31,
                                   -----------------------------                -----------------------------
                                       2004            2003         % CHANGE         2004           2003       % CHANGE
                                   -------------  --------------  ------------- --------------- ------------- ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AND PER SHARE AMOUNTS)
 Interest and dividend income....      $22,722        $22,516          0.9%         $5,921         $5,601          5.7%
 Interest expense................        9,398         10,015         (6.2)          2,546          2,385          6.8
                                       -------        -------                       ------         ------
      Net interest income........       13,324         12,501          6.6           3,375          3,216          4.9

 Provision for loan losses.......          360            360          0.0              90             90          0.0
                                       -------        -------                       ------         ------
 Net interest income after
    provision for loan losses....       12,964         12,141          6.8           3,285          3,126          5.1

 Other income....................        2,389          2,126         12.4             630            558         12.9
 Other expense...................       13,002         10,002         30.0           4,984          2,627         89.7
                                       -------        -------                       ------         ------

 Income before taxes.............        2,352          4,265        (44.9)         (1,069)         1,057         NM
 Provision for income taxes......        1,045          1,551        (32.6)           (313)           325         NM
                                       -------        -------                       ------         ------

      Net Income.................      $ 1,306        $ 2,714        (51.9)         $ (756)        $  732         NM
                                       =======        =======                       ======         ======

 Earnings per share:*
    Basic........................          N/M            N/A                            N/M           N/A
    Diluted......................          N/M            N/A                            N/M           N/A

 Weighted average shares:
    Basic........................          N/M            N/A                            N/M           N/A
    Diluted......................          N/M            N/A                            N/M           N/A

 Dividends paid per share........            0            N/A                              0           N/A

*Earnings per share for the quarter and year ended December 31, 2004 are not meaningful because the Company completed its stock offering on December 21, 2004. Earnings per share for the quarter and year ended December 31, 2003 are not applicable because there were no shares outstanding during those periods.



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

ASSET QUALITY DATA

                                                             YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                             2004                 2003
                                                      -------------------   -----------------
                                                                  (in thousands)
Allowance for loan losses at beginning
   of period.........................................        $1,116               $  775
Provision for loan losses............................           360                  360
Recoveries...........................................             6                    1
Charge-offs..........................................            16                   20
Net charge-offs......................................            10                   19
Allowance at end of period...........................         1,466                1,116


                                                                  AT DECEMBER 31,
                                                         ----------------------------------
                                                              2004               2003
                                                         ----------------   ---------------
                                                                  (in thousands)
Nonperforming Assets:
Nonaccrual loans:
   Mortgage loans....................................        $    0               $  337
   Commercial business loans.........................             0                    0
   Consumer loans....................................             4                   69
        Total........................................             4                  406

Real estate owned....................................             0                    0
Other nonperforming assets...........................             0                    0

Total nonperforming assets...........................             4                  406


SELECTED FINANCIAL RATIOS

                                                                                       DECEMBER 31,
                                                                          ---------------------------------------
                                                                                  2004                2003
                                                                          --------------------- -----------------
SELECTED PERFORMANCE RATIOS:
Return on average assets....................................................        0.26%                 0.58%
Return on average equity....................................................        4.95%                11.80%
Interest rate spread........................................................        2.79%                 2.79%
Net interest margin.........................................................        2.90%                 2.90%
Efficiency ratio............................................................       82.74%                68.94%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of total loans.......................        0.43%                 0.37%
Allowance for loan losses as a percent of nonperforming loans...............         N/M                275.21%
Nonperforming loans as a percent of total loans.............................         N/M                  0.13%
Nonperforming assets as a percent of total assets...........................         N/M                  0.08%


Contacts:
Steven E. Brady, (800) 771-7990
or
Donald F. Morgenweck, (800) 771-7990